Exhibit 99.1

[SEMCO ENERGY LOGO] 1411 Third Street PO BOX 5004 Port Huron, MI 48061-5004	NEWS RELEASE

FOR IMMEDIATE RELEASE

Analysts Contact: Thomas Connelly
Director of Investor Relations
Phone: 248-458-6163

Media Contact: Timothy Lubbers
Director of Marketing and Corporate Communications
Phone: 810-887-4208

SEMCO ENERGY REPORTS RESULTS FOR THE
QUARTER AND SIX MONTHS ENDED JUNE 30, 2007

PORT HURON, MI, August 8, 2007 - SEMCO ENERGY, Inc. (NYSE: SEN) today announced its financial results for the quarter and six months ended June 30, 2007.  For the quarter ended June 30, 2007, the Company reported a net loss available to common shareholders of $3.0 million (or $0.08 per basic and diluted share) compared to a net loss available to common shareholders of $3.5 million (or $0.10 per basic and diluted share) for the quarter ended June 30, 2006.  The net loss available to common shareholders for the second quarter of 2007 includes costs associated with the pending sale of the Company of $0.4 million, net of income taxes (or $0.01 per basic and diluted share).  For the six months ended June 30, 2007, the Company reported net income available to common shareholders of $12.1 million (or

$0.34 per basic share and $0.32 per diluted share) compared to net income available to common shareholders of $7.7 million (or $0.23 per basic share and $0.21 per diluted share) for the six months ended June 30, 2006.  Net income available to common shareholders for the first six months of 2007 includes costs associated with the pending sale of the Company of $2.2 million, net of income taxes (or $0.06 per basic share and $0.05 per diluted share).
The primary factors contributing to the higher earnings for both the second quarter of 2007 and the first six months of 2007, when compared to the same periods of 2006, were an increase in gas distribution margins, an increase in non-operating income and a decrease in financing-related costs, offset partially by costs incurred in connection with the pending sale of the Company, an increase in operations and maintenance (O&M) expense at the Company’s Gas Distribution Business, and an increase in depreciation expense and property tax expense.  In addition, when comparing the first six months of 2007 to the first six months of 2006, profits earned by one of the Company’s non-regulated businesses from the sale of natural gas increased net income by approximately $0.4 million during the first six months of 2007.
The increase in gas distribution margins, which increased net income for the second quarter of 2007 and first six months of 2007 by approximately $1.3 million and $6.5 million, respectively, when compared to the same periods in 2006, was primarily due to a rate increase in Michigan and higher gas consumption per customer.  Non-operating income for the second quarter and first six months of 2007, when compared to the same periods of 2006, increased net income by approximately $0.3 million and $0.4 million, respectively.  The increase in non-operating income was due primarily to interest earned on higher levels of invested cash.  Financing-related costs decreased primarily as a result of lower levels of outstanding debt and Preferred Stock.  When comparing the second quarter of 2007 to the second quarter of 2006 and the first six months of 2007 to the first six months of 2006, the decrease in financing-related costs increased net income by approximately $0.3 million and $0.9 million, respectively.  The increase in O&M expense at the Gas Distribution Business, which decreased net income for the second quarter of 2007 by approximately $0.7 million when compared to the second quarter of 2006, was primarily due to increases in uncollectible customer accounts and various other expenses, including employee compensation.  The increase in O&M expense at the Gas Distribution Business decreased net income for the first six months of 2007 by approximately $1.1 million, when compared to the first six months of 2006, and was primarily due to increases in insurance and claims costs, uncollectible customer accounts and various other expenses, including employee compensation, partially offset by a charge incurred in connection with a sublease during the first quarter of 2006 that did not recur in 2007.
George A. Schreiber, Jr., Company President and Chief Executive Officer, said, “We are pleased with the Company’s results thus far in 2007 and are on track for a very good year. A number of significant events occurred during the second quarter.  We improved our financial position by repaying $15 million of long-term debt in April and May.  In June, the holders of the Company’s Common Stock approved the sale of the Company to Cap Rock Holding.  All necessary financing to close the Cap Rock transaction is now in place. The primary remaining item required for closing the transaction is to gain regulatory approval in Alaska.  We are moving forward pursuant to a procedural order from the Regulatory Commission of Alaska, which calls for hearings to begin early in September.”

OUTLOOK FOR 2007
The Company’s outlook regarding 2007 earnings, cash flows and capital expenditures are unchanged from previous guidance.  As the holders of the Company’s Common Stock have approved the Cap Rock transaction and the Company is proceeding towards an expected closing by the end of this year, the Company intends to discontinue providing future guidance on these financial items.

SEMCO ENERGY, Inc. distributes natural gas to more than 400,000 customers combined in Michigan, as SEMCO ENERGY GAS COMPANY, and in Alaska, as ENSTAR Natural Gas Company. It also owns and operates businesses involved in propane distribution, intrastate pipelines and natural gas storage.
The following is a “Safe-Harbor” statement under the Private Securities Litigation Reform Act of 1995.  This release contains forward-looking statements that involve risks and uncertainties. Statements that are not historic facts, including statements about the Company’s outlook, beliefs, plans, goals and expectations, are forward-looking statements.  Factors that may impact forward-looking statements include, but are not limited to, the outcome of the pending transaction to sell the Company, the effects of weather, the economic climate, competition, rising commodity prices and resulting increases in working capital requirements, changing conditions in the capital markets, regulatory approval processes and rate recovery mechanisms, gas procurement opportunities, compliance with covenants and success in accomplishing financing objectives, maintaining an effective system of internal controls, success in obtaining new business, success in defending claims against the Company, and other risks detailed from time to time in the Company’s SEC filings.

SEMCO ENERGY, INC.
News Release Statistics (Unaudited)
(in thousands, except per share amounts)

	Three months ended		Six months ended
	June 30,		June 30,
	2007	2006	2007	2006

Statement of Operations data

Operating revenues	$119,671	$97,035	$431,802	$368,511

Cost of gas sold	83,890	63,515	326,218	276,119
Operations and maintenance	21,061	19,565	46,599	39,198
Depreciation and amortization	7,486	7,218	14,952	14,367
Property and other taxes	2,711	2,174	6,051	5,230

Operating income	4,523	4,563	37,982	33,597

Other income and (deductions)
Interest expense	(9,496)	(10,181)	(19,524)	(20,730)
Other	1,165	807	2,075	1,363
Total other income and (deductions)	(8,331)	(9,374)	(17,449)	(19,367)

Income tax (expense) benefit	1,504	1,835	(7,133)	(5,068)

Net income (loss)	(2,304)	(2,976)	13,400	9,162

Dividends on convertible cumulative preferred stock	651	506	1,302	1,454

Net income (loss) available to common shareholders	$(2,955)	$(3,482)	$12,098	$7,708

Earnings per share - basic
Basic	$(0.08)	$(0.10)	$0.34	$0.23
Diluted	$(0.08)	$(0.10)	$0.32	$0.21

Average number of common shares outstanding
Basic	35,523	34,618	35,488	34,111
Diluted	35,523	34,618	42,114	42,720

SEMCO ENERGY, INC.
News Release Statistics (Unaudited)
(dollars in thousands, except per share amounts)

	Three months ended		Six months ended
	June 30,		June 30,
	2007	2006	2007	2006

Business Segment Information

Operating revenues
Gas Distribution	$118,160	$95,664	$424,847	$364,428
Corporate and Other	3,265	3,372	10,762	8,015
Reconciliation to Consolidated Financial Statements
Intercompany eliminations	(1,754)	(2,001)	(3,807)	(3,932)
Consolidated operating revenues	$119,671	$97,035	$431,802	$368,511

Operating income (loss)
Gas Distribution	$4,726	$4,548	$39,921	$32,872
Corporate and Other	(203)	15	(1,939)	725
Consolidated operating income	$4,523	$4,563	$37,982	$33,597

Depreciation and amortization expense
Gas Distribution	$7,179	$6,888	$14,332	$13,704
Corporate and Other	307	330	620	663
Consolidated depreciation and amortization expense	$7,486	$7,218	$14,952	$14,367

Gas Distribution Operating Statistics

Volumes sold (MMcf)	10,769	9,417	41,784	36,048
Volumes transported (MMcf)	8,925	12,752	20,699	27,275
Number of customers at end of period	410,114	408,826	410,114	408,826
Weather statistics:
Degree days
Alaska	1,583	1,712	5,946	5,831
Michigan	803	750	3,977	3,692
Percent colder (warmer) than normal
Alaska	5.3%	6.5%	12.0%	6.0%
Michigan	(13.9)%	(19.5)%	(5.4)%	(12.6)%